FORM OF SUBSCRIPTION AGREEMENT


     This agreement (the "Agreement"), dated October 16, 1996, is between ---------------------------- (the "Subscriber") and Palomar Medical
Technologies, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them it the Notes, as defined in Section 1.

     In consideration of the mutual premises contained herein, the parties hereto agree as follows:

     1. Subscription. (a) The Subscriber hereby subscribes to purchase from the Company a $2,500,000 4.5% Convertible Subordinated Promissory Note in the form attached hereto (the "Note") for a price of $2,500,000. In addition, if mutually agreed by the parties, within 40 days from the date hereof, the Subscriber may purchase an additional $2,500,000 4.5% Convertible Subordinated Promissory Note (the "Additional Note") in the same form as the Note for a price of $2,500,000.

          (b) The Subscriber shall make payments by wire transfer to BlueStone Capital Partners, L.P., ("BlueStone") as agent for Palomar Medical Technologies, Inc., at The Chase Manhattan Bank, 405 Lexington Avenue, New York, N.Y. ABA Number 021000021, Account Number 127078377865, reference:
     Palomar Medical Technologies, Inc. BlueStone shall promptly remit such funds, minus its fees and expenses, to the Company following its delivery of a countersigned subscription agreement and executed Note to Subscriber.

     2. Subscriber's Representations and Warranties. The Subscriber hereby represents and warrants to, and covenants with, the Company as follows:

          (a) The Subscriber is an "Accredited Investor" as that term is defined in Section 2(15) of the Securities Act of 1933 (the "Act"), and Rule 501 of Regulation D promulgated thereunder. Specifically, the Subscriber is (CHECK APPROPRIATE ITEMS):

               (i) A bank defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in
          Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act") or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(3) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets greater than $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or a registered investment advisor, or if the employee benefit plan has total assets greater than $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

               (ii) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

               (iii) An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets greater than 5,000,000.

               (iv) A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000.

               (v) A natural person who had an individual income greater than $200,000 in each of the two most recent years or joint income with that person's spouse greater than $300,0000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

               (vi) A trust, with total assets greater than $5,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.)

               (vii) An entity in which all of the equity owners are accredited investors. (If this alternative is checked, the Subscriber must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

          (b) The Subscriber has received all materials which have been requested by the Subscriber, has had a reasonable opportunity to ask questions of the Company and its representatives and the Company has answered all inquiries that the Subscriber has put to it with respect to the Company, its business, plans and financial condition.

          (c) The Subscriber has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect the interests of the Subscriber concerning this transaction, and the Subscriber's investment in the Company hereunder is not material when compared to the Subscriber's total financial capacity.

          (d) The Subscriber understands the various risks of an investment in the Company as proposed herein and can afford to bear such risks, including, without limitation, the risks of losing its entire investment.

          (e) The Subscriber is acquiring the Notes for the Subscriber's own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting participations therein.

          (f) The Subscriber understands that the Notes and the Shares issuable upon conversion thereof have not been registered under the Act or any state securities laws, and have been, and may be, with respect to the Shares, issued in reliance upon Section 4(2) of the Act;

          (g) The Subscriber was not formed principally for the purpose of acquiring the Notes or other securities not registered under the Act;

          (h) The Subscriber is not subscribing for the Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented any seminar or meeting, or any solicitation of a subscription by a person other than BlueStone;

          (i) The Subscriber is not relying on the Company with respect to the tax and other economic consideration of an investment in the Notes, and the Subscriber has relied on the advice of or consulted with, only its own advisers;

          (j) The Subscriber understands that, except as set forth in the Note, the Company is under no obligations to register the Shares under the Act;

          (k) The Subscriber acknowledges that the representations, warranties and agreements made by the Subscriber herein shall survive the execution and delivery of this Subscription Agreement and the purchase of the Note, and that the Company is relying upon such representations, warranties and agreements in determining whether an exemption from the registration requirements of the Act is available for this transaction.

     3. Representations and Warranties of the Company. (a) The representations and warranties made by the Company and contained in the Note are hereby incorporated herein by reference. No statement made in this Subscription Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made.

          (b) The proceeds from the Notes shall be used by the Company to fund potential acquisitions, expand the Company's sales and marketing efforts, support increases in the Company's levels or inventory and receivables, and for general corporate purposes.

          (c) The Company has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Common Stock is listed and trades on The Nasdaq Small-Cap Stock Market. The Company has timely filed all material required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer or sale of the Note.

          (d) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement enforceable against the Company in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

          (e) There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Subscriber that (x) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of the Company or (y) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

     4. Closing. The closing with respect to the Note shall be held as promptly as possible after delivery of this Subscription Agreement and payment for the Note as provided in Section 1(b). The closing, if any, with respect to the Additional Note shall be held as promptly as possible following agreement of the parties pursuant to Section 1(a) hereof, delivery of a certificate of Subscriber confirming its representations and warranties made herein and payment for the Additional Note as provided in Section 1(b). At any closing with respect to the Notes, the Company shall (a) issue to the Subscriber the Note or the Additional Notes, as the case may be, dated the closing date, (b) deliver to the Subscriber a fully executed copy of this Subscription Agreement, (c) deliver to the Subscriber a certificate, signed by two officers of the Company, as to the accuracy of the Company's representations in Section 3(b); and (d) deliver to the Subscriber an opinion of Company counsel substantially in the form attached hereto.

     5. Covenants of the Company. For so long as the Note held by the Subscriber remains outstanding, the Company covenants and agrees with the Subscriber that:

          (a) The Company will take all necessary action to cause the Common Stock issuable upon conversion of the Note to be duly approved for listing on The Nasdaq Stock Market on or before the 75th day from the date hereof; and

          (b) It will use its best efforts to maintain the listing of its Common Stock, including Common Stock issuable upon conversion of the Note on The Nasdaq Stock Market, for a seventy two (72) month period commencing on or before the 75th day from the date hereof.

     6. Transferability. Neither this Subscription Agreement, nor any interest of the Subscriber herein, shall be assignable or transferable by the Subscriber in whole or in part, except by operation of law.

     7. Miscellaneous. (a) Except as otherwise specifically provided herein, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given (i) if to the Company, at the address set forth on the first page hereof,
(ii) if to the Subscriber, at the address set forth on the signature page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 6(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 6(a) shall be deemed given at the time of receipt thereof. Copies of all notices shall be sent simultaneously as follows:

                  if to the Company, to:

                  David Broadwin, Esq.
                  Foley Hoag & Eliot, LLP
                  One Post Office Square
                  Boston, MA 02109-2170

                  if to the Holder, to:

                 ----------------------
                 ----------------------
                 ----------------------

          (b) This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Company, and the permitted successors, assigns, heirs and personal representatives of the Subscriber (including permitted transferees of the Securities).

          (c) The headings in this Subscription Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Subscription Agreement.

          (d) This Subscription Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of law.

          (e) The parties hereto irrevocably consent to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any Federal court located in such state in connection with any action or proceeding arising out of or relating to this Subscription Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Subscription Agreement, or a breach of this Subscription Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with
     Section 6(a). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process. Should the party so served fail to appear or answer within such 30-day period or such extended period, as the case may be, such party shall be deemed in default and judgment may be entered against such party for the amount as demanded in any summons, complaint or other process so served.

          (f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year this subscription has been accepted by the Company as set forth below.





                                             By:



Accepted by:

PALOMAR MEDICAL TECHNOLOGIES, INC.



BY:
      Name: Steven Georgiev
      Title:   Chairman of the Board
      Date:   October __, 1996


Agreed as to Section 1(b) only:

BLUESTONE CAPITAL PARTNERS, LP
By: BlueStone Management Company, Inc.



By:
      Name: Kerry J. Dukes
      Title:   President
      Date:   October __, 1996